EXHIBIT 20.1



November 22, 2005


Dear Shareholders:

New Accounting Firm

During our October shareholder meeting we discussed that our auditors, Grant Thornton, had resigned our account in August and that the Company was in the process of selecting a new accounting firm. We are pleased to announce that we have selected the accounting firm of Pohl, McNabola, Berg & Company ("PMB + Co") to replace Grant Thornton. PMB + Co is a California based accounting firm whose scale and regional focus make it a good partner for BellaVista Capital.

New Fiscal Year

In conjunction with the change in accounting firms, BellaVista Capital has elected to change its fiscal year-end from December 31 to September 30. Most companies have a December 31 year-end with reporting requirements due at the same time. This concentration stretches the resources of the accounting firms which service them. By changing our fiscal year-end to September 30, we make our business more attractive as a client to accounting firms seeking to more evenly allocate and utilize their resources during non-peak periods of business activity. The year-end change will have absolutely no effect, economic or otherwise, on our operations.

Liquidity

While the immediate objectives for the Company are to increase shareholder value, we also advised you at the shareholder meeting that the Company would continue to look for opportunities for those shareholders who wished to exit the investment. From time to time parties interested in purchasing shares of BellaVista stock contact us about their interest. Shareholders seeking to sell their shares also contact us as well. As a courtesy to our shareholders, BellaVista will compile and maintain a list of shareholders who have indicated an interest in selling their shares. Upon a request from a potential buyer, BellaVista will communicate the buyer's contact information to shareholders on this list, at the buyer's expense. Rest assured that BellaVista will not release any shareholder information to potential buyers. BellaVista has no financial interest in any prospective buyer and will not be a party in any transaction involving buyers or sellers, nor does BellaVista Capital or its Board of Directors provide any advice or recommendation regarding the sale of your shares. While BellaVista will seek to confirm that potential buyers whose contact information is disseminated to interested shareholders have a bona fide interest in purchasing shares, BellaVista does not endorse any potential buyer of shares, nor the terms of any proposed sale of shares. Any transaction that may occur between a potential buyer and shareholders will be determined solely by individual negotiation between buyer and seller.


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If you would like to have your name on this list in order for us to provide you with potential buyer contact information, please fill out and return the enclosed form to us. If you prefer, you may email the information to Connie Paris (connie@bellacap.com) rather than mailing the form. From the information returned, we will compile a list of shareholders who will receive contact information regarding interested buyers. Your name will remain on the list until we are notified that your shares have been sold or you notify us that you wish to remove yourself from the list. We expect to distribute the first purchaser contact information to shareholders on the list in early December.

Please know we feel positive about our business plan, our many new loans and the progress we are making toward becoming a valuable investment for our shareholders. The Company will, however, continue to look for ways to provide liquidity for those shareholders who find that option attractive.

Sincerely,


Michael Rider                                                 Eric Hanke
President                                                     Vice-President


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I would like to receive information from buyers interested in purchasing
BellaVista Capital shares in a private transaction.

Name:
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Contact Address:

         Street:
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         City:                              State:            Zip Code:
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Number of shares to sell:
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